Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2018 FOURTH QUARTER AND FULL YEAR RESULTS AND ANNOUNCES NEW STOCK REPURCHASE PROGRAM

Irvine, California, February 26, 2019 /Business Wire/ – TRI Pointe Group, Inc. (the “Company”) (NYSE: TPH) today announced results for the fourth quarter ended December 31, 2018 and full year 2018. The Company also announced that its Board of Directors has approved a new stock repurchase program authorizing the repurchase of up to $100 million of Company common stock through March 31, 2020 (the “Repurchase Program”).
Results and Operational Data for Fourth Quarter 2018 and Comparisons to Fourth Quarter 2017

•
Net income available to common stockholders was $99.4 million, or $0.70 per diluted share, compared to $74.0 million, or $0.49 per diluted share. In the fourth quarter of 2018, the Company recorded a charge relating to a $17.5 million settlement payment in connection with the settlement of a previously disclosed lawsuit involving a land sale that occurred in 1987 and transaction expenses of $686,000 related to the acquisition of a Dallas, Texas based homebuilder. Excluding these items, adjusted net income available to common stockholders was $112.9 million, or $0.79 per diluted share, for the fourth quarter of 2018.* In the fourth quarter of 2017, the Company recorded a $22.0 million tax charge related to the re-measurement of the Company’s net deferred tax assets as a result of the Tax Cuts and Jobs Act, as well as a pretax charge of $13.2 million related to the impairment of an investment in an unconsolidated entity. Excluding these items, adjusted net income available to common stockholders was $107.4 million, or $0.70 per diluted share, for the fourth quarter of 2017.*

•	Home sales revenue for the quarter was flat at $1.1 billion

◦	New home deliveries of 1,727 homes compared to 1,757 homes, a decrease of 2%

◦	Average sales price of homes delivered of $649,000 compared to $639,000, an increase of 2%

•	Homebuilding gross margin percentage of 21.9% compared to 21.7%, an increase of 20 basis points

◦	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 24.8%*

•	SG&A expense as a percentage of homes sales revenue of 9.1% compared to 7.2%, an increase of 190 basis points

•	New home orders of 812 compared to 1,063, a decrease of 24%

•	Active selling communities averaged 131.5 compared to 127.5, an increase of 3%

◦	New home orders per average selling community decreased by 26% to 6.2 orders (2.1 monthly) compared to 8.3 orders (2.8 monthly)

◦	Cancellation rate of 25% compared to 17%

•	Backlog units at quarter end of 1,335 homes compared to 1,571, a decrease of 15%

◦	Dollar value of backlog at quarter end of $897.3 million compared to $1.0 billion, a decrease of 13%

◦	Average sales price in backlog at quarter end of $672,000 compared to $657,000, an increase of 2%

•	Ratios of debt-to-capital and net debt-to-net capital of 40.7% and 35.5%*, respectively, as of December 31, 2018

•	Ended fourth quarter of 2018 with total liquidity of $845.9 million, including cash of $277.7 million and $568.2 million of availability under the Company's unsecured revolving credit facility

*    See “Reconciliation of Non-GAAP Financial Measures”
Results and Operational Data for Full Year 2018 and Comparisons to Full Year 2017

•
Net income available to common stockholders was $269.9 million, or $1.81 per diluted share, compared to $187.2 million, or $1.21 per diluted share. Adjusted net income available to common stockholders for the full year 2018 was $283.6 million, or $1.90 per diluted share, after excluding the $17.5 million settlement payment and $686,000 of transaction expenses related to the Dallas acquisition. Adjusted net income available to common stockholders for the full year 2017 was $220.6 million, or $1.42 per diluted share, after excluding the $22.0 million tax charge related to the re-measurement of the Company’s net deferred tax assets and the $13.2 million pretax charge related to the impairment of an investment in an unconsolidated entity.*

•	Home sales revenue of $3.2 billion compared to $2.7 billion, an increase of 19%

◦	New home deliveries of 5,071 homes compared to 4,697 homes, an increase of 8%

◦	Average sales price of homes delivered of $640,000 compared to $582,000, an increase of 10%

•	Homebuilding gross margin percentage of 21.8% compared to 20.5%, an increase of 130 basis points

◦	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 24.5%*

•	SG&A expense as a percentage of homes sales revenue of 10.6% compared to 10.1%, an increase of 50 basis points

•	New home orders of 4,686 compared to 5,075, a decrease of 8%

•	Active selling communities averaged 130.1 compared to 127.5, an increase of 2%

◦	New home orders per average selling community decreased by 9% to 36.0 orders (3.0 monthly) compared to 39.8 orders (3.3 monthly)

◦	Cancellation rate of 18% compared to 15%, an increase of 300 basis points

•	Repurchased 10,392,609 shares of common stock at an average price of $14.05 for an aggregate dollar amount of $146.1 million in the full year ended December 31, 2018

*    See “Reconciliation of Non-GAAP Financial Measures”
“2018 was a record-setting year for TRI Pointe Group as we delivered over 5,000 homes for the first time in our company’s history and recorded net income in excess of $270 million”, said Doug Bauer, Chief Executive Officer of TRI Pointe Group. “We established a presence in two new markets - Dallas and the Carolinas - expanding our geographic reach and further diversifying our operations. We also generated over $300 million in cash from operations and ended the year in excellent financial shape with a net debt to net capital ratio of 35.5%.*”
Mr. Bauer continued, “2018 was also a year of two halves, as the strong sales momentum we experienced in the first part of the year dissipated in the back half of the year as buyers pulled back from the market in response to a rise in interest rates and higher home prices. While this recent market correction adds an element of uncertainty to our industry in the short-term, we remain encouraged about the outlook over the long-term thanks to the under supplied nature of our industry, strong demographics and job growth. We continue to stay focused on our long-term goals while also adjusting our business to remain competitive in the current environment. With a seasoned leadership team, well located communities and a strong balance sheet, we believe that TRI Pointe Group is well positioned for long-term success.”
Fourth Quarter 2018 Operating Results
Net income available to common stockholders was $99.4 million, or $0.70 per diluted share, for the fourth quarter of 2018, compared to net income available to common stockholders of $74.0 million, or $0.49 per diluted share, for the fourth quarter of 2017.  The increase in net income available to common stockholders was primarily driven by a higher homebuilding gross margin and a lower provision for income taxes. Current year net income available to common stockholders was negatively impacted by the $17.5 million settlement payment. In addition, the Company incurred $686,000 of expenses related to the purchase of a Dallas, Texas based builder that closed in the fourth quarter. Prior year net income available to common stockholders was negatively impacted by a $22.0 million tax charge related to the re-measurement of the Company's net deferred tax assets and a pretax charge of $13.2 million related to the impairment of an investment in an unconsolidated entity. Excluding these items, adjusted net income available to common stockholders was $112.9 million or $0.79 per diluted share for the fourth quarter of 2018, compared to 107.4 million or $0.70 per diluted share for the fourth quarter of 2017.*
Home sales revenue was flat at $1.1 billion for the fourth quarter of 2018 and 2017.  The average selling price of homes delivered during the fourth quarter of 2018 increased 2% to $649,000 from $639,000, offset by a 2% decrease in new homes delivered in the fourth quarter of 2018 to 1,727 from 1,757.

Homebuilding gross margin percentage for the fourth quarter of 2018 increased to 21.9% compared to 21.7% for the fourth quarter of 2017.  Excluding interest, impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 24.8% for the fourth quarter of 2018 compared to 24.2% for the fourth quarter of 2017.*
Selling, general and administrative ("SG&A") expense for the fourth quarter of 2018 increased to 9.1% of home sales revenue as compared to 7.2% for the fourth quarter of 2017 due to our expansion initiatives, including the expansion into the Carolinas, Sacramento and Dallas markets. In addition, the adoption of Accounting Standards Codification 606 resulted in various sales office, model and other marketing related costs that were previously capitalized to inventory and amortized through cost of home sales being expensed when incurred to selling expense or capitalized to other assets and amortized to selling expense.
New home orders decreased 24% to 812 homes for the fourth quarter of 2018, as compared to 1,063 homes for the same period in 2017.  Average selling communities was 131.5 for the fourth quarter of 2018 compared to 127.5 for the fourth quarter of 2017. New home orders per average selling community for the fourth quarter of 2018 was 6.2 orders (2.1 monthly) compared to 8.3 orders (2.8 monthly) during the fourth quarter of 2017.
The Company ended the quarter with 1,335 homes in backlog, representing approximately $897.3 million. The average selling price of homes in backlog as of December 31, 2018 increased $15,000, or 2%, to $672,000 compared to $657,000 at December 31, 2017.
“Product differentiation is critical in a more challenging demand environment, which is why TRI Pointe Group continues to focus on ways to distinguish itself from the competition with innovative home designs and customer-centric features like smart home technologies”, said TRI Pointe Group President and Chief Operating Officer Tom Mitchell. “We remain focused on core locations for our communities, targeting sites that offer easy access to employment centers, quality schools and vibrant neighborhoods. We believe that offering customers homes that are tailored to their needs in places that they want to live is the right strategy for long-term success and builds a premium brand perception in our local markets.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the first quarter of 2019, the Company expects to open 9 new communities and close out of 7 communities, resulting in 148 active selling communities as of March 31, 2019. In addition, the Company anticipates delivering 55% to 60% of its 1,335 homes in backlog as of December 31, 2018 at an average sales price of $600,000. The Company expects its homebuilding gross margin percentage to be approximately 16% for the first quarter. The decrease in homebuilding gross margin percentage compared to previous quarters is expected to be the result of a lower mix of deliveries from California, higher incentives on inventory homes at year end and purchase accounting adjustments related to the acquisition of a Dallas builder. Due to the low number of homes expected to close in the first quarter, the Company anticipates its SG&A expense as a percentage of homes sales revenue will be in a range of 15% to 16%. Lastly, the Company expects its effective tax rate to be in the range of 25% to 26%.
For the full year, assuming similar market conditions to what the Company is currently experiencing, the Company anticipates delivering between 4,600 and 5,000 homes at an average sales price of $610,000 to $620,000. In addition, the Company expects homebuilding gross margin percentage to be in the range of 19% to 20% for the full year. Finally, the Company expects full year SG&A expense as a percentage of homes sales revenue will be in a range of 11% to 12%. The Company expects its effective tax rate for the full year to be in the range of 25% to 26%.

Stock Repurchase Program
On February 21, 2019, our Board of Directors cancelled the share repurchase program approved in 2018, which had approximately $53.9 million remaining in authorized repurchases, and approved the Repurchase Program, which authorizes the repurchase of up to $100 million of Company common stock through March 31, 2020. Purchases of common stock pursuant to the Repurchase Program may be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. We are not obligated under the Repurchase Program to repurchase any specific number or dollar amount of shares of common stock, and we may modify, suspend or discontinue the Repurchase Program at any time. Our management will determine the timing and amount of any repurchases in its discretion based on a variety of factors, such as the market price of our common stock, corporate requirements, general market economic conditions and legal requirements.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) on Tuesday, February 26, 2019.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group Fourth Quarter 2018 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13686901.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is among the largest public homebuilders in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, including MaracayTM in Arizona; Pardee Homes® in California and Nevada; Quadrant Homes® in Washington; Trendmaker® Homes in Texas; TRI Pointe Homes® in California, Colorado and the Carolinas; and Winchester® Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com. Winchester is a registered trademark and is used with permission.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending.  Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including any restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:	Media Contact:

Chris Martin, TRI Pointe Group	Carol Ruiz, cruiz@newgroundco.com, 310-437-0045
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	Change	2018	2017	Change
Operating Data:
Home sales revenue	$1,120,952	$1,122,841	$(1,889)	$3,244,087	$2,732,299	$511,788
Homebuilding gross margin	$245,704	$244,153	$1,551	$707,188	$559,048	$148,140
Homebuilding gross margin %	21.9%	21.7%	0.2%	21.8%	20.5%	1.3%
Adjusted homebuilding gross margin %*	24.8%	24.2%	0.6%	24.5%	22.9%	1.6%
Land and lot sales revenue	$4,792	$4,608	$184	$8,758	$74,269	$(65,511)
Land and lot gross margin(1)	$(16,480)	$3,019	$(19,499)	$(16,677)	$59,381	$(76,058)
Land and lot gross margin %(1)	(343.9)%	65.5%	(409.4)%	(190.4)%	80.0%	(270.4)%
SG&A expense	$102,010	$81,328	$20,682	$342,297	$274,830	$67,467
SG&A expense as a % of home sales revenue	9.1%	7.2%	1.9%	10.6%	10.1%	0.5%
Net income available to common stockholders	$99,382	$74,020	$25,362	$269,911	$187,191	$82,720
Adjusted net income available to common stockholders*	$112,876	$107,403	$5,473	$283,550	$220,574	$62,976
Adjusted EBITDA*	$199,314	$202,178	$(2,864)	$511,534	$439,932	$71,602
Interest incurred	$24,542	$22,595	$1,947	$91,631	$84,264	$7,367
Interest in cost of home sales	$29,235	$26,387	$2,848	$83,161	$64,835	$18,326

Other Data:
Net new home orders	812	1,063	(251)	4,686	5,075	(389)
New homes delivered	1,727	1,757	(30)	5,071	4,697	374
Average selling price of homes delivered	$649	$639	$10	$640	$582	$58
Cancellation rate	25%	17%	8%	18%	15%	3%
Average selling communities	131.5	127.5	4.0	130.1	127.5	2.6
Selling communities at end of period	146	130	16
Backlog (estimated dollar value)	$897,343	$1,032,776	$(135,433)
Backlog (homes)	1,335	1,571	(236)
Average selling price in backlog	$672	$657	$15

	December 31, 2018	December 31, 2017	Change
Balance Sheet Data:
Cash and cash equivalents	$277,696	$282,914	$(5,218)
Real estate inventories	$3,216,059	$3,105,553	$110,506
Lots owned or controlled	27,740	27,312	428
Homes under construction (2)	2,166	1,941	225
Homes completed, unsold	417	269	148
Total debt, net	$1,410,804	$1,471,302	$(60,498)
Stockholders' equity	$2,056,924	$1,929,722	$127,202
Book capitalization	$3,467,728	$3,401,024	$66,704
Ratio of debt-to-capital	40.7%	43.3%	(2.6)%
Ratio of net debt-to-net-capital*	35.5%	38.1%	(2.6)%
_____________________________________

(1)	The fourth quarter and full year results for 2018 include a $17.5 million charge related to a legal settlement.

(2)	Homes under construction included 40 and 60 models at December 31, 2018 and December 31, 2017, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2018	December 31, 2017
Assets	(unaudited)
Cash and cash equivalents	$277,696	$282,914
Receivables	51,592	125,600
Real estate inventories	3,216,059	3,105,553
Investments in unconsolidated entities	5,410	5,870
Goodwill and other intangible assets, net	160,427	160,961
Deferred tax assets, net	67,768	76,413
Other assets	105,251	48,070
Total assets	$3,884,203	$3,805,381

Liabilities
Accounts payable	$81,313	$72,870
Accrued expenses and other liabilities	335,149	330,882
Senior notes	1,410,804	1,471,302
Total liabilities	1,827,266	1,875,054

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 141,661,713 and 151,162,999 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	1,417	1,512
Additional paid-in capital	658,720	793,980
Retained earnings	1,396,787	1,134,230
Total stockholders' equity	2,056,924	1,929,722
Noncontrolling interests	13	605
Total equity	2,056,937	1,930,327
Total liabilities and equity	$3,884,203	$3,805,381

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Homebuilding:
Home sales revenue	$1,120,952	$1,122,841	$3,244,087	$2,732,299
Land and lot sales revenue	4,792	4,608	8,758	74,269
Other operations revenue	6,369	581	8,164	2,333
Total revenues	1,132,113	1,128,030	3,261,009	2,808,901
Cost of home sales	875,248	878,688	2,536,899	2,173,251
Cost of land and lot sales	21,272	1,589	25,435	14,888
Other operations expense	1,393	572	3,174	2,298
Sales and marketing	58,386	44,857	187,267	137,066
General and administrative	43,624	36,471	155,030	137,764
Homebuilding income from operations	132,190	165,853	353,204	343,634
Equity in loss of unconsolidated entities	(9)	(13,079)	(393)	(11,433)
Other (expense) income, net	(40)	4	(419)	151
Homebuilding income before income taxes	132,141	152,778	352,392	332,352
Financial Services:
Revenues	584	490	1,738	1,371
Expenses	191	98	582	331
Equity in income of unconsolidated entities	3,545	3,515	8,517	6,426
Financial services income before income taxes	3,938	3,907	9,673	7,466
Income before income taxes	136,079	156,685	362,065	339,818
Provision for income taxes	(35,095)	(82,443)	(90,552)	(152,267)
Net income	100,984	74,242	271,513	187,551
Net income attributable to noncontrolling interests	(1,602)	(222)	(1,602)	(360)
Net income available to common stockholders	$99,382	$74,020	$269,911	$187,191
Earnings per share
Basic	$0.70	$0.49	$1.82	$1.21
Diluted	$0.70	$0.49	$1.81	$1.21
Weighted average shares outstanding
Basic	142,191,174	150,859,014	148,183,431	154,134,411
Diluted	142,673,662	152,568,093	149,004,690	155,085,366

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay	155	$524	181	$507	538	$489	628	$473
Pardee Homes	577	609	535	613	1,582	632	1,431	529
Quadrant Homes	118	962	146	765	359	850	352	697
Trendmaker Homes	221	506	163	496	610	502	506	494
TRI Pointe Homes	487	745	530	761	1,470	730	1,313	706
Winchester Homes	169	592	202	532	512	578	467	549
Total	1,727	$649	1,757	$639	5,071	$640	4,697	$582

	Three Months Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	788	$711	821	$726	2,217	$725	2,093	$651
Colorado	69	550	75	600	251	582	172	596
Maryland	115	518	154	507	368	532	346	522
Virginia	54	751	48	613	144	695	121	625
Arizona	155	524	181	507	538	489	628	473
Nevada	207	564	169	531	584	547	479	456
Texas	221	506	163	496	610	502	506	494
Washington	118	962	146	765	359	850	352	697
Total	1,727	$649	1,757	$639	5,071	$640	4,697	$582

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay	90	10.0	93	12.7	472	12.0	597	14.8
Pardee Homes	281	40.0	298	31.3	1,575	35.9	1,580	29.9
Quadrant Homes	35	7.5	84	7.8	261	6.9	395	7.5
Trendmaker Homes	146	29.5	123	28.5	601	29.1	516	30.4
TRI Pointe Homes	178	30.5	348	32.7	1,311	32.1	1,492	32.0
Winchester Homes	82	14.0	117	14.5	466	14.1	495	12.9
Total	812	131.5	1,063	127.5	4,686	130.1	5,075	127.5

	Three Months Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	356	50.0	472	42.8	2,007	46.5	2,357	43.0
Colorado	44	6.5	69	7.5	295	6.8	213	6.7
Maryland	62	9.0	92	10.5	316	9.2	357	9.4
Virginia	20	5.0	25	4.0	150	4.9	138	3.5
Arizona	90	10.0	93	12.7	472	12.0	597	14.8
Nevada	59	14.0	105	13.7	584	14.7	502	12.2
Texas	146	29.5	123	28.5	601	29.1	516	30.4
Washington	35	7.5	84	7.8	261	6.9	395	7.5
Total	812	131.5	1,063	127.5	4,686	130.1	5,075	127.5

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of December 31, 2018			As of December 31, 2017
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay	151	$91,532	$606	217	$106,061	$489
Pardee Homes	402	309,453	770	409	299,083	731
Quadrant Homes	46	47,777	1,039	144	107,714	748
Trendmaker Homes	313	159,483	510	173	93,974	543
TRI Pointe Homes	318	217,767	685	477	331,562	695
Winchester Homes	105	71,331	679	151	94,381	625
Total	1,335	$897,343	$672	1,571	$1,032,775	$657

	As of December 31, 2018			As of December 31, 2017
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	456	$367,823	$807	666	$496,626	$746
Colorado	144	81,685	567	100	60,253	603
Maryland	61	32,399	531	113	64,942	575
Virginia	44	38,934	885	38	29,439	775
Arizona	151	91,532	606	217	106,061	489
Nevada	120	77,710	648	120	73,766	615
Texas	313	159,483	510	173	93,974	543
Washington	46	47,777	1,039	144	107,714	748
Total	1,335	$897,343	$672	1,571	$1,032,775	$657

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	December 31, 2018	December 31, 2017
Lots Owned or Controlled(1):
Maracay	3,308	2,519
Pardee Homes	14,376	15,144
Quadrant Homes	1,744	1,726
Trendmaker Homes	2,492	1,855
TRI Pointe Homes	4,095	3,964
Winchester Homes	1,725	2,104
Total	27,740	27,312

	December 31, 2018	December 31, 2017
Lots Owned or Controlled(1):
California	15,218	16,292
Colorado	866	742
Maryland	1,142	1,507
Virginia	583	597
Arizona	3,308	2,519
Nevada	2,387	2,074
Texas	2,492	1,855
Washington	1,744	1,726
Total	27,740	27,312

	December 31, 2018	December 31, 2017
Lots by Ownership Type:
Lots owned	23,057	23,940
Lots controlled (1)	4,683	3,372
Total	27,740	27,312
__________

(1)	As of December 31, 2018 and December 31, 2017, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP financial measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage and non-cash impairments and lot option abandonments have on homebuilding gross margin and permits investors to make better comparisons with our competitors, who may adjust gross margins in a similar fashion.

	Three Months Ended December 31,
	2018	%	2017	%
	(dollars in thousands)
Home sales revenue	$1,120,952	100.0%	$1,122,841	100.0%
Cost of home sales	875,248	78.1%	878,688	78.3%
Homebuilding gross margin	245,704	21.9%	244,153	21.7%
Add: interest in cost of home sales	29,235	2.6%	26,387	2.4%
Add: impairments and lot option abandonments	3,585	0.3%	851	0.1%
Adjusted homebuilding gross margin	$278,524	24.8%	$271,391	24.2%
Homebuilding gross margin percentage	21.9%		21.7%
Adjusted homebuilding gross margin percentage	24.8%		24.2%

	Year Ended December 31,
	2018	%	2017	%
	(dollars in thousands)
Home sales revenue	$3,244,087	100.0%	$2,732,299	100.0%
Cost of home sales	2,536,899	78.2%	2,173,251	79.5%
Homebuilding gross margin	707,188	21.8%	559,048	20.5%
Add: interest in cost of home sales	83,161	2.6%	64,835	2.4%
Add: impairments and lot option abandonments	5,010	0.2%	2,020	0.1%
Adjusted homebuilding gross margin	$795,359	24.5%	$625,903	22.9%
Homebuilding gross margin percentage	21.8%		20.5%
Adjusted homebuilding gross margin percentage	24.5%		22.9%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31, 2018	December 31, 2017
Senior notes	1,410,804	1,471,302
Total debt	1,410,804	1,471,302
Stockholders’ equity	2,056,924	1,929,722
Total capital	$3,467,728	$3,401,024
Ratio of debt-to-capital(1)	40.7%	43.3%

Total debt	$1,410,804	$1,471,302
Less: Cash and cash equivalents	(277,696)	(282,914)
Net debt	1,133,108	1,188,388
Stockholders’ equity	2,056,924	1,929,722
Net capital	$3,190,032	$3,118,110
Ratio of net debt-to-net capital(2)	35.5%	38.1%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following tables contain information about our operating results reflecting certain adjustments to income before income taxes, (provision) benefit for income taxes, net income, net income available to common stockholders and earnings per share (diluted). We believe reflecting these adjustments is useful to investors in understanding our recurring operations by eliminating the varying effects of certain non-routine events, and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.

	Three Months Ended December 31, 2018				Year Ended December 31, 2018
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
	(in thousands, except per share amounts)
Income before income taxes	136,079	18,186	(1)	154,265	362,065	18,186	(1)	380,251
Provision for income taxes	(35,095)	(4,692)	(2)	(39,787)	(90,552)	(4,547)	(2)	(95,099)
Net income	100,984	13,494		114,478	271,513	13,639		285,152
Net income attributable to noncontrolling interests	(1,602)	—		(1,602)	(1,602)	—		(1,602)
Net income available to common stockholders	$99,382	$13,494		$112,876	$269,911	$13,639		$283,550
Earnings per share
Diluted	$0.70			$0.79	$1.81			$1.90
Weighted average shares outstanding
Diluted	142,674			142,674	149,005			149,005

Effective tax rate	25.8%			25.8%	25.0%			25.0%
__________

(1)	Includes a $17.5 million charge related to a legal settlement and $686,000 of transaction expenses incurred in conjunction with our acquisition of a Dallas, Texas based homebuilder.

(2)	Includes tax provision impact related to adjusted income before income taxes.

	Three Months Ended December 31, 2017				Year Ended December 31, 2017
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
	(in thousands, except per share amounts)
Income before income taxes	156,685	13,182	(1)	169,867	339,818	13,182	(1)	353,000
(Provision) benefit for income taxes	(82,443)	20,201	(2)	(62,242)	(152,267)	20,201	(2)	(132,066)
Net income	74,242	33,383		107,625	187,551	33,383		220,934
Net income attributable to noncontrolling interests	(222)	—		(222)	(360)	—		(360)
Net income available to common stockholders	$74,020	$33,383		$107,403	$187,191	$33,383		$220,574
Earnings per share
Diluted	$0.49			$0.70	$1.21			$1.42
Weighted average shares outstanding
Diluted	152,568			152,568	155,085			155,085

Effective tax rate	52.6%			36.6%	44.8%			37.4%
__________

(1)	Includes a charge related to the impairment of an investment in an unconsolidated entity.

(2)
Includes a tax charge related to the re-measurement of the Company’s net deferred tax assets as a result of the Tax Cuts and Jobs Act enacted in the fourth quarter of 2017, net of the impact of the charge related to the impairment of an investment in an unconsolidated entity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation, (f) real estate inventory impairments and lot option abandonments, (g) legal settlements, (h) impairments of investments in unconsolidated entities, (i) transaction expenses and (j) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands)
Net income available to common stockholders	$99,382	$74,020	$269,911	$187,191
Interest expense:
Interest incurred	24,542	22,595	91,631	84,264
Interest capitalized	(24,542)	(22,595)	(91,631)	(84,264)
Amortization of interest in cost of sales	29,380	26,474	83,579	65,245
Provision for income taxes	35,095	82,443	90,552	152,267
Depreciation and amortization	9,517	934	29,097	3,500
EBITDA	173,374	183,871	473,139	408,203
Amortization of stock-based compensation	3,859	4,275	14,814	15,906
Real estate inventory impairments and land option abandonments	3,585	850	5,085	2,053
Legal settlement	17,500	—	17,500	—
Impairments of investments in unconsolidated entities	—	13,182	—	13,182
Transaction expenses	686	—	686	—
Restructuring charges	310	—	310	588
Adjusted EBITDA	$199,314	$202,178	$511,534	$439,932